Exhibit 10.14

OMNOVA SOLUTIONS INC.

LONG-TERM INCENTIVE PROGRAM

As Amended and Restated

Effective January 1, 2009

OMNOVA SOLUTIONS INC.

LONG-TERM INCENTIVE PROGRAM

1. Amendment and Restatement, Purpose and Duration of Program

1.1 Amendment and Restatement: OMNOVA Solutions Inc. hereby amends and restates its long-term incentive program, as set forth herein, which will be called “OMNOVA Solutions Inc. Long-Term Incentive Program.” The Program is being amended and restated to comply with the requirements of Section 409A of the Code.

1.2 Purpose: The purpose of the Program is to promote the success and enhance the value of the Company by linking the personal interests of Participants to the interests of the Company’s shareholders and providing to Participants an incentive for outstanding performance. The Program also is intended to provide to the Company flexibility in its ability to hire, motivate, and retain the services of Participants whose judgment, interest and efforts contribute significantly to the successful conduct of the Company’s business.

1.3 Effective Date: The Program originally became effective December 1, 1999 (the “Original Effective Date”), and was subsequently amended and restated effective January 19, 2007. The Program is again being amended and restated, effective January 1, 2009 (the “Effective Date”), to update the Program for changes required by Section 409A of the Code.

1.4 Duration of Program: The Program commenced on the Original Effective Date and will remain in effect until terminated by the Board in accordance with Section 12.1.

2. Definitions and Interpretation

2.1 Definitions: Whenever used in the Program, the following words shall have the meanings set forth in this Section 2.1 and, when such meaning is intended, the initial letter of the word will be capitalized.

(a)	Affiliate: A corporation, partnership, joint venture, sole proprietorship or other trade or business that is considered a single employer with the Company by application of Section 414 of the Code, such that it (i) is part of a “controlled group of corporations” (within the meaning of Section 414(b) of the Code) with the Company, (ii) is “under common control” (within the meaning of Section 414(c) of the Code) with the Company, or (iii) is a member of an “affiliated service group” (within the meaning of Section 414(m) of the Code) with the Company.

(b)	Annual Compensation: The sum of (i) the base salary paid to a Participant during a Fiscal Year while the Participant is designated as a Participant in the Program, and (ii) the Participant’s payment under the Executive Incentive Compensation Program attributable to such Fiscal Year.

(c)	Average Annual Compensation: The sum of a Participant’s Annual Compensation in each Fiscal Year included in the Performance Period, divided by the number of such Fiscal Years (even if the Participant did not have Annual Compensation in all Fiscal Years in the Performance Period); provided, however, that in the case of calculating the number of Performance Shares to be awarded, such Average Annual Compensation shall be the projected base salary and EICP bonus at target for the applicable Performance Period divided by the number of fiscal years in the Performance Period.

(d)	Beneficiary: The person or persons determined in accordance with Article 8.

(e)	Board: The Board of Directors of the Company.

(f)	Cause: For the purposes of the Program, “Cause” shall be defined as:

(i)	A material violation of any of the Company’s Business Conduct Policies;

(ii)	The conviction for any felony or any offense involving moral turpitude;

(iii)	The Participant’s willful failure to perform the Participant’s duties; or

(iv)	Any material act deliberately committed to provoke dismissal,

(g)	Change in Control: The occurrence of any of the following events, subject to the provisions of paragraph (v) hereof:

(i)	All or substantially all of the assets of the Company are sold or transferred to another corporation or entity, or the Company is merged, consolidated or reorganized into or with another corporation or entity, with the result that upon conclusion of the transaction less than 51% of the outstanding securities entitled to vote generally in the election of directors or other capital interests of the acquiring corporation or entity are owned directly or indirectly, by the shareholders of the Company generally prior to the transaction; or

(ii)

There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any person (as the term “person” is used in Section 13(d)(3) or

Section 14(d)(2) of the Exchange Act (a “Person”)) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act (a “Beneficial Owner”)) of securities representing 20% or more of the combined voting power of the then-outstanding voting securities of the Company; or

(iii)	The individuals who, at the beginning of any period of two consecutive calendar years, constituted the Directors of the Company cease for any reason to constitute at least a majority thereof unless the nomination for election by the Company’s stockholders of each new Director of the Company was approved by a vote of at least two-thirds of the Directors of the Company still in office who were Directors of the Company at the beginning of any such period; or

(iv)	The Board determines that (A) any particular actual or proposed merger, consolidation, reorganization, sale or transfer of assets, accumulation of shares or tender offer for shares of the Company or other transaction or event or series of transactions or events will, or is likely to, if carried out, result in a Change in Control falling within paragraph (i), (ii) or (iii) hereof and (B) it is in the best interests of the Company and its shareholders, and will serve the intended purposes of the Change in Control provisions of this Program and other compensation and benefit programs, plans and agreements of the Company, if a Change in Control shall be deemed to have occurred.

(v)	Notwithstanding the foregoing provisions of this Section 2.1(g):

(A)	If any such merger, consolidation, reorganization, sale or transfer of assets, or tender offer or other transaction or event or series of transactions or events mentioned in paragraph (iv) hereof shall be abandoned, or any such accumulations of shares shall be dispersed or otherwise resolved, the Board may determine that a Change in Control has not occurred and, by notice to the Executive, nullify the effect thereof, but without prejudice to any action that may have been taken prior to such nullification.

(B)

Unless otherwise determined in a specific case by the Board, a Change in Control shall not be deemed to have occurred for purposes of paragraph (ii) hereof solely because (1) the Company, (2) a subsidiary of the Company, or (3) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company or any subsidiary of the Company either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act disclosing Beneficial Ownership by it of shares of the then-outstanding voting securities of the Company, whether in excess of 20% or otherwise, or because the Company reports that a change in control of the Company has occurred or will occur in the future by reason of such beneficial ownership.

(h)	Code: The Internal Revenue Code of 1986, as amended.

(i)	Committee: The Compensation and Corporate Governance Committee of the Board, which shall consist solely of two or more Outside Directors, or such other committee of Outside Directors appointed annually by the Board.

(j)	Company: OMNOVA Solutions Inc.

(k)	Disability: Means either (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a period of at least 12 months (which shall be evidenced by the written determination of a qualified medical doctor selected by the Committee and specifying the date upon which such disability commenced), or (ii) the Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period exceeding six months under an accident and health plan covering employees of the Company.

(l)	EICP: The OMNOVA Solutions Executive Incentive Compensation Program then in effect, as such program may be amended from time to time, or such other replacement plan then in effect, as may be enacted for the purpose of providing the annual incentive compensation opportunity to the Company’s officers and key employees.

(m)	Employee: Each full-time salaried employee (including, without limitation, a director on the Board who also is an employee) of the Company or of a Participating Subsidiary, who is not in a bargaining unit represented by a labor organization.

(n)	Equity Incentive Plan: The OMNOVA Solutions Inc. Second Amended and Restated 1999 Equity and Performance Incentive Plan, then in effect and as such plan may be amended from time to time, or such other replacement plan then in effect as may be enacted for the purpose of providing equity compensation to the Company’s employees and directors.

(o)	Fiscal Year: The Company’s fiscal year which is the annually recurring period of twelve (12) consecutive calendar months, commencing on December 1 and ending on November 30.

(p)	Market Value: The closing price of a Share on the New York Stock Exchange on the day for which the determination is to be made, or if such day is not a trading day, the trading immediately preceding such day, as reported on NYSEnet.com (or if Shares are not readily traded on the New York Stock Exchange, the closing price per Share on an established securities market on which Shares are readily traded as selected by the Compensation and Corporate Governance Committee, or if Shares are not readily traded on any established securities market, the fair market value of a Share as determined by the reasonable application of a reasonable valuation method approved by the Board).

(q)	Outside Director: A member of the Board who satisfies the requirements of Section 303A.02 of the New York Stock Exchange Listed Company Manual, as such requirements may be amended or modified from time to time, and an individual who satisfies the requirements of an “outside director” under Section 162(m) of the Code and the relevant regulations.

(r)	Participant: With respect to any Performance Period, an Employee who, at the beginning of the Performance Period, is designated by the Committee as a Participant for such Performance Period.

(s)	Participating Subsidiary: Any domestic corporation in which the Company owns directly, or indirectly through a subsidiary, at least fifty percent (50%) of the total combined voting power of all classes of stock and whose directors adopt and ratify the Program in a manner determined by the Committee.

(t)	Performance Award: An award consisting of the opportunity to earn (i) a specified percentage of Average Annual Compensation and/or (ii) a number of Performance Shares, as defined pursuant to Article 4.

(u)	Performance Criteria: The measures of economic achievement selected by the Committee for a specific Performance Period in accordance with Section 4.2.

(v)	Performance Goals: The specified objective levels of economic achievement, based on the selected Performance Criteria, established by the Committee in accordance with Section 4.3.

(w)	Performance Period: A period of multiple consecutive Fiscal Years authorized by the Committee in accordance with Section 5.1, but in no event less than two consecutive Fiscal Years.

(x)	Performance Share. A Performance Share as defined in and granted pursuant to and in accordance with the Equity Incentive Plan.

(y)	Program: The OMNOVA Solutions Inc. Long-Term Incentive Program, as described in this document, as may be amended from time to time.

(z)	Separation from Service: The Participant’s termination from employment with the Company and all Affiliates on account of the Participant’s death, retirement or other termination of employment, as determined in accordance with Section 409A of the Code. A Participant will not be deemed to have experienced a Separation from Service if on military leave, sick leave or other bona fide leave of absence, to the extent such leave does not exceed a period of six months or, if longer, such longer period of time as is protected by either statute or contract. A Participant will not be deemed to have experienced a Separation from Service if the Participant provides continuing services that average more than 20% of the services provided by the Participant to the Company or its Affiliates (whether as an employee or an independent contractor) during the immediately preceding 36-month period of services (or such shorter period of services to the Company and its Affiliates, if the Participant has provided services to the Company or its Affiliates for less than 36 months). If a Participant provides services both as an employee and as an independent contractor of the Company, the Participant must cease providing services both as an employee and as an independent contractor to be treated as having experienced a Separation from Service. If a Participant ceases providing services as an independent contractor and begins providing services as an employee, or vice versa, the Participant will not be considered to have a Separation from Service until the Participant has ceased providing services in both capacities. If a Participant provides services both as an employee of the Company and as a director on the Board, the services provided as a director are not taken into account in determining whether the Participant has a Separation from Service under this Plan unless it is aggregated with any plan in which the Participant participates as a director under Section 409A of the Code and the regulations thereunder

(aa)	Share: A share of the voting common stock of the Company.

2.2 Gender and Number: Except as otherwise indicated by the context, any masculine term used herein also includes the feminine; any singular term includes the plural thereof; and any plural term includes the singular thereof.

2.3 Time of Exercise: Any action or right specified in the Program may be taken or exercised at any time and from time to time unless a specific time is designated herein for the taking or exercise thereof.

2.4 Amendments: The Program and each law and/or regulation mentioned herein will be deemed to include each and every amendment thereof.

2.5 Severability: If any provision of the Program is held illegal or invalid for any reason, the illegal or invalid provision will be severed and, to the extent possible, the remaining provisions of the Program will be enforced as if such illegal or invalid provision had not been included herein.

3. Overview of the Program

The Program is designed to allow Participants to earn Performance Awards based upon attainment by the Company and/or the appropriate Participating Subsidiary or division of specific Performance Goals established by the Committee for each Performance Period. For each Performance Period, the Committee shall approve within the first 90 days of the Performance Period (a) the Employees designated as Participants in the Program, (b) the amount of the Performance Award for each Participant (Section 4.1); (c) Performance Criteria for each Participant (Section 4.2); and (d) Performance Goals for each Participant (Section 4.3).

4. Performance Awards

4.1 Eligibility for Performance Awards: A Performance Award shall constitute, as set forth under an objective formula:

(a)	an award of the opportunity to earn a specified percentage (or proportion thereof for attainment between threshold and maximum) of the Participant’s Average Annual Compensation for attainment of the threshold, target or maximum Performance Goals established by the Committee; and/or

(b)	an award of a specified number (or proportion thereof for attainment between threshold and maximum) of Performance Shares pursuant to the Company’s Equity Incentive Plan for attainment of the threshold, target or maximum Performance Goals established by the Committee, which number of shares shall be calculated as a specified percentage multiplied by the Participant’s Average Annual Compensation, divided by the trailing 200-day average closing price per Share determined as of the market close on the date the Committee awards the Performance Shares.

The amount of a Participant’s Performance Award (including the specified percentages) shall be determined by the Committee for each Performance Period. Upon attainment and satisfaction of the Performance Goals and other specific terms and conditions established in accordance with this Article 4, each Participant shall be entitled to a payment in settlement of his Performance Award following the conclusion of the applicable Performance Period in accordance with Section 6.1.

4.2 Performance Criteria: For the purpose of setting Performance Goals, the Committee shall establish Performance Criteria for each Performance Period. The Committee may use such measures as return on total capital, return on assets employed, return on equity, earnings growth, revenue growth, cash flow, comparisons to peer companies or such other measure or measures of performance in such manner as the Committee deems appropriate. Different Performance Criteria may be established for each operating division and for the Company as a whole.

4.3 Performance Goals: Based upon the Performance Criteria chosen for a Performance Period, within a reasonable period after the beginning of such Performance Period (but not later than 90 days after the beginning of such Performance Period or such time as satisfaction of the relevant Performance Goals is substantially certain and before 25% of the Performance Period has elapsed), the Committee shall establish objective measures of achievement as specified Performance Goals for that Performance Period. The Committee may specify different Performance Goals for each division, and for the Company as a whole, and may determine separately the applicability and relative weighting of such different Performance Goals for each Participant. Performance Goals will be set forth in the Appendix to the Program for each respective Performance Period.

5. Performance Periods

Subject to the Committee’s adoption of Performance Criteria and Performance Goals pursuant to Article 4, there shall be successive and overlapping Performance Periods having a duration as established by the Committee.

6. Payment of Awards

6.1 Payment of Awards: Following the conclusion of a Performance Period and certification by the Committee of the satisfaction of the respective Performance Goals, payment in settlement of a Participant’s Performance Award, if any, for such Performance Period shall be made within two and one-half months following the conclusion of such Performance Period, as follows:

(a)	for a Performance Award described in Section 4.1(a), in cash or in Shares, or any combination thereof, at the discretion of the Committee. If the payment or any portion thereof is settled in Shares, such payment shall be issued pursuant to the Company’s Equity Incentive Plan and shall be subject to the following conditions:

(i)	Prior to converting the dollar amount of the Participant’s Performance Award into Shares, the Company shall first deduct and pay over to the applicable taxing authority any federal, state or local taxes of any kind required by law to be withheld with respect to such payments.

(ii)	The net dollar amount of the Participant’s Performance Award after withholding of taxes in accordance with subsection (i) shall be converted into a number of Shares having a Market Value, on the date upon which the Committee certifies satisfaction of the respective Performance Goals, equal to the amount of the payment to be made.

(iii)	Shares payable to a Participant in respect of a Performance Award shall be issued in the name of the Participant on one stock certificate, and such stock certificate shall be delivered to the Participant.

(b)	for Performance Shares described in Section 4.1(b), in accordance with Section 8 of the Equity Incentive Plan.

Provided, however, that if the aggregate EICP pay-out for a Performance Period exceeds or falls below the 75% target for a completed Performance Period then the settlement amount under Section 6.1(a) shall be increased or decreased by an amount equal to the difference between (x) that number of Performance Shares which would have been earned if the number of Performance Shares awarded at the beginning of the Performance Period had been calculated based on actual EICP payout for such Performance Period, and (y) the actual number of Performance Shares earned for the Performance Period, multiplied by the Market Value on the date the Committee certifies achievement of the Performance Goals in accordance with the requirements of the Equity Incentive Plan.

6.2 Nontransferability: All rights to payment under Performance Awards shall be nontransferable other than by will or by the laws of descent and distribution in accordance with Article 8 hereof.

6.3 Tax Withholding: The Company shall have the right to deduct from any payment made under the program any federal, state or local taxes of any kind required by law to be withheld with respect to such payments or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

6.4 No Discretion to Increase Payment of Awards: Notwithstanding the foregoing to the contrary, the Committee shall not be permitted to increase the aggregate amount of any Performance Award payment.

7. Rights to Performance Awards After Termination of Employment

7.1 In General: Upon termination of a Participant’s employment with the Company or with a Participating Subsidiary for any reason, the Participant shall be entitled to receive, at such time(s) as would normally be payable pursuant to Section 6.1, any payment attributable to any Performance Award earned and held by him for any Performance Period already completed. In addition, if a Participant’s employment with the Company or with a Participating Subsidiary terminates by any reason other than due to Cause (including but not limited to retirement, death or disability), the Committee shall have the discretion to pay to such Participant (or such Participant’s estate, as appropriate), at such time as normally payable, a payment attributable to any Performance Award(s) for any Performance Period(s) which has not been completed at the time of his termination, with such payment prorated to reflect that portion of the Performance Period completed at the time of termination and calculated using the actual attainment of Performance Objectives for such Performance Period. Any Participant whose termination of employment occurs due to Cause shall not be entitled to receive payments under any Performance Award for any Performance Period which has not been completed at the Participant’s termination date.

7.2 Change in Control: Notwithstanding Section 7.1, in the event a Participant’s employment with the Company or a Participating Subsidiary is terminated within two years following a Change in Control either (a) involuntarily (other than for death, Disability or Cause) or (b) voluntarily pursuant to Good Reason under the Participant’s Severance Agreement with the Company (if applicable), the Participant shall be entitled to (x) immediate payment of any amount attributable to any Performance Award earned and held by him for any Performance Period already completed, and (y) immediate payment attributable to any Performance Award(s) for any Performance Period(s) which has not been completed at the time of his termination, with such payment prorated to reflect that portion of the Performance Period completed at the time of termination and calculated using the “target” attainment of Performance Goals for any Performance Period not completed. For a Participant who is party to a Severance Agreement with the Company, for purposes of this Section 7.2 only, Cause, Good Reason and Disability shall have the meaning provided under such Severance Agreement.

8. Beneficiary Designation

8.1 Designation: A Participant may name any Beneficiary (contingently or successively) to whom any benefit under the Program is to be paid if the Participant dies before receiving such benefit. Benefits will be paid to the Beneficiary or Beneficiaries listed on the most current designation form on file with the Committee at the time of the Participant’s death. Absent such designation, any benefit which is due but not paid to a Participant under the program during his lifetime will be payable to the Participant’s estate.

8.2 Effectiveness: The designation of a Beneficiary will be effective only when the Participant designates his Beneficiary in the form prescribed by the Company and delivers it to the Company’s Secretary during the Participant’s lifetime.

8.3 Revocation: The designation of a Beneficiary as herein provided will revoke each prior designation of a Beneficiary by the Participant.

9. Rights of Employees

9.1 Participation: Except as provided in Article 4, no Employee will have the right to participate in the Program or, having been a Participant for any Performance Period, to continue to be a Participant in any subsequent Performance Period.

9.2 Employment: Nothing in the Program will interfere with or limit the right of the Company or of a Participating Subsidiary to terminate any Participant’s employment, nor confer to any Participant any right to continue in the employ of the Company or a Participating Subsidiary.

9.3 Transfer: For purposes of the Program, transfer of a Participant’s employment between the Company and a Participating Subsidiary or between Participating Subsidiaries will not be deemed a termination of employment.

9.4 Compensation: No benefit or other amount paid to a Participant pursuant to the Program will be included in the Participant’s compensation or earnings for purposes of any pension or other employee benefit program of the Company or any Participating Subsidiary.

10. Administration

10.1 Committee: The Committee will administer the Program.

10.2 Power of the Committee: The Committee will have full discretionary authority and power to (i) interpret and construe the Program; and (ii) establish, amend and/or waive rules and regulations for the Program’s administration.

10.3 Committee Decisions: The Committee will make all determinations and decisions hereunder by not less than a majority of its members. The Committee may act or take action by written instrument or vote at a meeting convened after reasonable notice. The Committee’s determinations and decisions hereunder, and related orders or resolutions, will be final, binding and conclusive on all persons, including the Company, its stockholders, Participating Subsidiaries, employees, Participants and Beneficiaries.

10.4 Delegation: The Committee may delegate any authority or power conferred to it under the Program as and to the extent permitted by law.

11. Disputes

11.1 Disputes: The Committee will have full and exclusive authority to determine all disputes and controversies concerning the interpretation of the Program to the fullest extent permitted by law.

11.2 Notice: If any Participant disputes any decision or determination by the Committee, the Company or any Participating Subsidiary, concerning the administration of the Program or any provision of the Program, the Participant must give written notice to the Committee as to such dispute at least ninety (90) days prior to commencing any lawsuit or legal proceeding in connection therewith. The Participant must give such notice of dispute by delivering to the Company’s Secretary written notice which identifies the dispute and any provision of the Program in question.

11.3 Decision: Promptly (but within seventy five (75) days after notice of dispute), the Committee will review and decide the dispute and give the Participant written notice of its decision. Except as provided in Section 11.4, the Committee’s decision will be final and binding on the Company, the Company’s shareholders, Participating Subsidiaries, and the Participant (including his Beneficiary).

11.4 Lawsuit: A Participant may institute a lawsuit in connection with the Committee’s decision involving his rights under the Program within one hundred and eighty (180) days after receiving the Committee’s decision.

12. Amendment and Termination

12.1 Amendment and Termination: The Board may terminate, amend, or modify the Program at any time or for any reason.

12.2 Performance Awards: No termination, amendment, or modification of the Program will in any manner adversely affect any Participant’s rights to receive a Performance Award previously earned under the Program.

13. Indemnification

13.1 Indemnity: The Company will defend and indemnify each person who is or has been a member of the Committee in respect of any claim which is asserted against him and which is based on his action or failure to take action under or in connection with the program or any agreement related to the Program; provided that such person gives the Company notice of such claim, cooperates with the Company in defense of such claim, permits the Company to control the defense of such claim prior to his undertaking any defense on his own behalf and confers to the Company full authority to compromise and settle the claim.

13.2 Additional Right: The indemnity provided under Section 13.1 will be in addition to, and not in lieu of, any other right of indemnification to which such person may be entitled under the Company’s Code of Regulations, as a matter of law or otherwise, and will not exclude any other power that the Company may have to defend and indemnify him.

14. Miscellaneous

14.1 Unfunded Program: The Program shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Performance Awards under the Program. No obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

14.2 Costs of Program: The costs and expenses of administering the Program shall be borne by the Company.

14.3 Governing Law: To the extent not preempted by federal law, the Program and all agreements hereunder will be governed by and interpreted in accordance with the laws of the State of Ohio.

14.4 Code Section 409A Compliance: The Program is intended to be operated in compliance with the provisions of Section 409A of the Code (including any rulings or regulations promulgated thereunder). In the event that any provision of the Program fails to satisfy the provisions of Section 409A of the Code, then such provision shall be reformed so as to comply with Section 409A of the Code and to preserve as closely as possible the intention of the Company in maintaining the Program; provided that, in the event it is determined not to be feasible to so reform a provision of the Program as it applies to a payment or benefit due to a Participant or his or her beneficiary(ies), such payment shall be made without complying with Section 409A of the Code.